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AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON _______, 2000 FILE
                                                                  NO. ___-______
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                   SCHEDULE TO

            TENDER OFFER STATEMENT UNDER SECTION 14(D)(1) OR 13(E)(1)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

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                          JLK DIRECT DISTRIBUTION INC.
                            (Name of Subject Company)

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                          JLK DIRECT DISTRIBUTION INC.
                        (Name of Filing Person -- Issuer)

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                 CLASS A COMMON STOCK, $.01 PAR VALUE PER SHARE
                         (Title of Class of Securities)

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                                    46621C105
                      (CUSIP Number of Class of Securities)

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Please send all correspondence to:                 With a copy to:

   KEVIN G. NOWE, SECRETARY                      LEWIS U. DAVIS, JR.
 JLK DIRECT DISTRIBUTION INC.        BUCHANAN INGERSOLL PROFESSIONAL CORPORATION
     1600 TECHNOLOGY WAY                          ONE OXFORD CENTRE
         P.O. BOX 231                              301 GRANT STREET
           LATROBE                                    PITTSBURGH
         PENNSYLVANIA                                PENNSYLVANIA

          15650-0231                                  15219-1410
        (724) 539-5000                              (412) 562-8880

                 (Name, address and telephone number of person authorized to receive notices and communications on behalf of filing person)

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                            CALCULATION OF FILING FEE
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
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                Transaction Valuation                                   Amount of Filing Fee
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
                       N/A (1)                                                 $0.00
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(1) No filing fee is required pursuant to general instruction D of Schedule TO.


[ ]Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid: $_______________________
Filing Party: __________________________________
Form or Registration No.: ______________________
Date Filed: ____________________________________

[X] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

[ ] third-party tender offer subject to Rule 14d-1.
[X] issuer tender offer subject to Rule 13e-4.
[X] going-private transaction subject to Rule 13e-3.
[ ] amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: [ ]

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The following exhibit
 is filed herewith:

    Exhibit 99.1      Excerpts from Management Presentation - September 12, 2000